EXHIBIT 99.1

Contact:

Frank Khulusi, Chairman, President and CEO

Brandon LaVerne, Interim CFO

PC Mall, Inc.

(310) 354-5600

or

Budd Zuckerman, (303) 415-0200

Genesis Select

PC MALL REPORTS RECORD SECOND QUARTER DILUTED EARNINGS PER SHARE OF $0.22 ON 12% REVENUE GROWTH

Highlights:

•	Record second quarter operating profit of $5.8 million in Q2 2007 compared with Q2 2006 operating profit of $1.6 million.

•	Record second quarter earnings per share of $0.22 in Q2 2007 compared to $0.03 in Q2 2006.

•	Record consolidated net sales of $263.0 million for Q2 2007, an increase of 12%, compared to consolidated net sales of $234.1 million for Q2 2006.

•	Adjusted non-GAAP Core business operating profit margin in Q2 2007 of approximately 2.4%, more than double the 0.9% adjusted non-GAAP Core business operating profit margin in Q2 2006.

•	Commercial net sales for Q2 2007 increased 4% from Q2 2006.

•	Consumer net sales for Q2 2007 increased 9% from Q2 2006.

•	Public sector net sales for Q2 2007 increased 102% from Q2 2006.

Torrance, California –July 31, 2007 — PC Mall, Inc. (NASDAQ:MALL - news) today reported record Q2 2007 diluted earnings per share of $0.22 compared with $ 0.03 for Q2 2006. Net income for Q2 2007 was $3.0 million, an increase of $2.6 million from Q2 2006. Consolidated net sales for Q2 2007 were $263.0 million, an increase of $28.9 million or 12% from consolidated net sales of $234.1 million in Q2 2006.

Frank Khulusi, Chairman, President and CEO of PC Mall, Inc. said, “We are very excited to report our record Q2 2007 results, which represent our fourth consecutive quarter of strong performance. This improvement in our performance was the result of a $4.9 million increase in gross profit from sales growth and our continued focus on profitability. In addition, our consumer business posted strong results this quarter, increasing 9% compared to the same quarter last year, its first year over year increase in several years. As a result of these improvements, we have surpassed our goal of a 2.0% adjusted non-GAAP Core business operating profit margin by achieving 2.4% in Q2 2007.”

Khulusi continued, “Our third quarter has historically been a seasonally strong federal government sales quarter, especially considering our recently acquired GMRI business. Further, Apple’s anticipated release in the fourth quarter of OS X Leopard could create additional Apple related sales opportunities for us in the fourth quarter. We remain focused on profitability, sales growth, and strategic acquisitions. While we expect that there will be quarterly fluctuations in our adjusted non-GAAP quarterly operating profit margin in part as a result of probable fluctuations in sales and the various components of gross margin, we are very pleased with our overall trend line over the last several quarters.”

Q2 2007 consolidated net sales were $263.0 million compared to $234.1 million in Q2 2006, an increase of $28.9 million. Core business (which excludes OnSale.com) net sales for Q2 2007 were $260.0 million compared with $231.1 million in Q2 2006, an increase of 13%. Public sector sales increased by 102% primarily due to the products business acquired from GMRI in September 2006. Consumer net sales increased by 9% in Q2 2007 compared to the same quarter last year primarily due to increased sales of Apple products. Commercial net sales grew 4% in Q2 2007 compared to Q2 2006, despite a 4% decline in average headcount during the quarter.

Consolidated gross profit in Q2 2007 increased to $33.9 million compared to $29.0 million in Q2 2006, and consolidated gross profit margin for Q2 2007 increased to 12.9% from 12.4% in Q2 2006. The increase in gross profit was due to the increase in sales discussed above, and the increase in gross profit margin was primarily due to strong growth in contractual licensing sales, which are accounted for on a net basis, in Q2 2007 compared to Q2 2006.

Consolidated SG&A expenses as a percent of net sales were 10.7% in Q2 2007 compared to 11.7% in Q2 2006, a decrease of 99 basis points, due primarily to decreases in advertising and labor costs as a percent of net sales, and the impact of increased sales. These savings were partially offset by increases in SG&A expenses from the acquisition of GMRI.

Commercial and public sector account executive headcount included in SG&A at the end of Q2 2007 amounted to 574 employees, up 8 account executives from Q2 2006 and up 37 account executives from Q1 2007. Total account executives, including those focused on commercial, public sector and consumer customers, numbered 646 at the end of Q2 2007, down 44 account executives from Q2 2006, but up 30 account executives from Q1 2007. The decrease of 44 account executives in Q2 2007 from Q2 2006 includes a substantial decline in the number of account executives supporting the consumer business, partially offset by increases in account executives supporting our field sales and GMRI operations. Average tenure for a commercial and public sector account executive at the end of Q2 2007 was 38 months, with 7% of the commercial and public sector workforce in training, 33% with less than one year experience and 47% with less than two years experience.

We had cash and cash equivalents of $4.8 million at June 30, 2007 compared to $5.8 million at December 31, 2006. Accounts receivable at June 30, 2007 increased by $5.4 million from December 31, 2006. Inventories of $50.6 million at June 30, 2007 decreased by $0.7 million from December 31, 2006. Accounts payable increased by $17.7 million from December 31, 2006, and outstanding borrowings under our line of credit decreased by $24.1 million to $8.3 million at June 30, 2007 from December 31, 2006.

Non-GAAP Measures

As described below, the adjusted non-GAAP Core business operating profit and related operating profit margin contained herein, which are supplemental to the financial results based on generally accepted accounting principles, exclude the results of Onsale.com and special charges if any such as litigation settlement, non-cash stock-based compensation expenses and SOX-related expenses, restructuring costs and other special items. We believe that the presentation of our results excluding these items provides meaningful supplemental information to both management and investors that is indicative of our Core business operating results across reporting periods. We include an income statement reconciliation of these non-GAAP measures to provide a more complete view of their effect on results. We are unable to reconcile our expectations and goals with respect to adjusted non-GAAP quarterly operating profits and margin for the Core business in future periods, because the GAAP financial measures are not accessible on a forward-looking basis.

* * *

Conference Call

Management will hold a conference call on Tuesday, July 31, 2007 at 10:00 a.m. Eastern time (7:00 a.m. Pacific time) to discuss the second quarter results. To listen to PC Mall management’s discussion of the second quarter results live, access the PC Mall website, www.pcmall.com, and click on the Investor Relations section.

A conference call replay will be available immediately following the call until August 20, 2007 and can be accessed by calling: (888) 286-8010 and inputting pass code 96883448.

About PC Mall

PC Mall, Inc., together with its subsidiaries, is a rapid response supplier of technology solutions for businesses, government and educational institutions as well as consumers. More than 100,000 different products from companies such as, but not limited to, Apple, HP, IBM, Lenovo and Microsoft are marketed to customers using relationship-based selling, direct marketing, catalogs and the Internet (http://www.pcmall.com, http://www.macmall.com, http://www.pcmallgov.com, http://gmri.com, http://www.wareforce.com and http://www.onsale.com). Customer orders are rapidly filled by our distribution center strategically located near FedEx’s main hub or by our extensive network of distributors, which is one of the largest networks in the industry.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include the statements regarding our expectations, hopes or intentions regarding the future, including, but not limited to, expectations or statements relating to future sales, our positive operating results trend line, future gross margin, future operating profits or future operating profit margin, including, but not limited to, our ability to achieve a particular adjusted non-GAAP Core business operating profit margin in any future quarter. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation the following: uncertainties relating to the relationship of the number of account executives and productivity; decreases in revenues related to consumer, commercial and public sector sales including, but not limited to, potential decreases in sales resulting from the loss of customers; risks related to our ability to retain key personnel; potential decreases in sales related to changes in our vendors products; increased competition and pricing pressures, including, but not limited to, increased competition from direct sales by some of our largest vendors; risks of decreased sales related to the potential lack of availability of government funding applicable to our public sector contracts; availability of key vendor incentives and other vendor assistance; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; risks of business and other conditions in the Asia Pacific region and our limited experience operating in the Philippines, which could prevent us from realizing expected benefits from our Philippines operations; increased expenses, including, but not limited to, interest expense; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; uncertainties relating to our ability to identify suitable acquisition targets, to complete acquisitions of identified targets and to integrate companies we may acquire; risks due to shifts in market demand or price erosion of owned inventory; litigation by or against us; and inability to convert back orders to completed sales. Additional factors that could cause our actual results to differ are discussed under the heading "Risk Factors" in Item 1A, Part II of our Form 10-Q for the quarterly period ended March 31, 2007, on file with the Securities and Exchange Commission, and in our other periodic reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

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-Financial Tables Follow-

PC MALL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,

	2007	2006	2007	2006

Net Sales	$262,958	$234,119	$519,738	$468,341
Cost of goods sold	229,026	205,127	453,994	409,918

Gross profit	33,932	28,992	65,744	58,423
Selling, general and administrative expenses	28,130	27,366	55,902	55,859

Operating profit	5,802	1,626	9,842	2,564
Interest expense, net	803	971	1,730	2,000

Income before income taxes	4,999	655	8,112	564
Income tax expense	2,000	260	3,245	224

Net income	$2,999	$395	$4,867	$340

Basic and Diluted Earnings Per Common Share
Basic	$0.24	$0.03	$0.39	$0.03
Diluted	0.22	0.03	0.36	0.03

Weighted average number of common shares outstanding:
Basic	12,431	11,990	12,407	11,861
Diluted	13,532	12,832	13,543	12,807

PC MALL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

CORE BUSINESS OPERATING PROFIT AND OPERATING PROFIT MARGIN

(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,

	2007	2006	2007	2006

Consolidated net sales	$262,958	$234,119	$519,738	$468,341
Less net sales of OnSale.com	(2,991)	(2,996	(5,693)	(7,834)

Core business net sales	$259,967	$231,123	$514,045	$460,507

Consolidated operating profit	$5,802	$1,626	$9,842	$2,564
Less operating loss of OnSale.com	201	167	566	840

Core business operating profit	$6,003	$1,793	$10,408	$3,404

Core business operating profit margin	2.31%	0.78%	2.02%	0.74%

Core business operating profit	$6,003	$1,793	$10,408	$3,404
Adjustment to reported operating profit:
Non-cash stock-based compensation expense (a)	356	353	672	805

Adjusted non-GAAP Core business operating profit	$6,359	$2,146	$11,080	$4,209

Adjusted non-GAAP Core business operating profit margin	2.45%	0.93%	2.16%	0.91%

(a)	Non-cash stock-based compensation expense relates to our adoption of SFAS 123R on January 1, 2006.

PC MALL, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	June 30, 2007	December 31, 2006

ASSETS
Current assets:
Cash and cash equivalents	$4,812	$5,836
Accounts receivable, net of allowances of $4,225 and $4,630	119,613	114,184
Inventories, net	50,601	51,268
Prepaid expenses and other current assets	11,238	8,497
Deferred income taxes	4,577	4,594

Total current assets	190,841	184,379
Property and equipment, net	7,193	8,055
Deferred income taxes	3,013	6,248
Goodwill	3,914	3,525
Intangible assets, net	669	931
Other assets	729	429

Total assets	$206,359	$203,567

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$93,516	$75,837
Accrued expenses and other current liabilities	22,351	20,215
Deferred revenue	10,565	11,964
Line of credit	8,329	32,477
Note payable – current	600	500

Total current liabilities	135,361	140,993
Note payable	3,600	1,750

Total liabilities	138,961	142,743

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 12,757,110 and 12,648,720 shares issued; and 12,462,910 and 12,354,520 shares outstanding, respectively	13	13
Additional paid-in capital	88,429	87,465
Treasury stock, at cost: 294,200 shares	(1,015)	(1,015)
Accumulated other comprehensive income	984	241
Accumulated deficit	(21,013)	(25,880)

Total stockholders’ equity	67,398	60,824

Total liabilities and stockholders’ equity	$206,359	$203,567